EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 ASR No. 333-230169) of HealthStream, Inc. for the registration of shares of its common stock;
(2)	Registration Statement (Form S-8 No. 333-211725) pertaining to the HealthStream, Inc. 2016 Omnibus Incentive Plan; and
(3)	Registration Statement (Form S-8 No. 333-167241) pertaining to the HealthStream, Inc. 2010 Stock Incentive Plan;

of our reports dated February 25, 2021, with respect to the consolidated financial statements of HealthStream, Inc. and the effectiveness of internal control over financial reporting of HealthStream, Inc. included in this Annual Report (Form 10-K) of HealthStream, Inc. for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Nashville, Tennessee

February 25, 2021